EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3
------------------------------------------------------------------

EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of Hillview Investment Trust II:

In planning and performing our audit of the financial statements of Hillview Alpha Fund and Hillview International Fund (constituting Hillview Investment Trust II, hereafter referred to as the "Trust") for the year ended June 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Philadelphia, PA

August 10, 2001





EXHIBIT B:
FORM 10F-3 REPORT


1.Name of purchasing Fund:    HILLVIEW INTERNATIONAL ALPHA FUND

2.Issuer:    INDITEX (INDUSTRIA DE DISENO TEXTIL SA)

3.Date of Purchase:    MAY 22, 2001

4.Underwriter from whom purchased:
   SALOMAN BROTHERS INTERNATIONAL LIMITED

5.Name of affiliated underwriter managing or participating in
syndicate(attach list of all members of syndicate):   DEUTSCHE BANK

6.Aggregate principal amount of offering:    16,000 SHARES

7.Purchase price (net of fees and expenses):    14.70 EURO

8.Date offering commenced:    MAY 22, 2001

9.Offering price at close of first day on which any sales are
made:    18.00 EURO

10.Commission, spread or profit: 1.75 PLUS 0.5% INCENTIVE FEE $____

11.  Have the following conditions been satisfied?

a.    The securities are either part of an
issue registered under the Securities Act
of 1933 which is being offered to the
public or "Eligible Municipal Securities"
(as defined in Rule 10f-3) or securities
sold in either an Eligible Foreign
Offering or Eligible Rule 144A Offering
(as defined in Rule 10f-3)?      NO

b.  The securities were purchased prior
to the end of the first day on which any
sales were made?                 YES

c.    The purchase price paid did not exceed
the price paid by each other purchaser of
securities in the offering or in any
concurrent offering of the securities
(except, in the case of an Eligible
Foreign Offering (as defined in Rule 10f-
3), for any rights to purchase that are
required by law to be granted to existing
security holders of the issuer) and, if
the securities are offered for
subscription upon exercise of rights, the
securities were
purchased on or before the fourth day
preceding the day on which the rights
offering terminated?            YES

d.   The underwriting was a firm
commitment underwriting?         YES

e.   The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting similar securities during the same period?
                                 YES

f.  If the securities are part of an
issue registered under the Securities Act of 1933 that is being offered to the public or are purchased pursuant to an Eligible Foreign Offering or an Eligible
Rule 144A Offering, has the issuer of the securities been in continuous operation for not less than three years, including the operations of any predecessors?
                                 YES

g.  If the offering is other than an
Eligible Rule 144A Offering, did the
amount of such securities purchased by all
of the investment companies advised by the
Adviser, [any sub-adviser] and its
affiliates exceed 25% of the principal
amount of the offering?         N/A

h.    If the offering was an Eligible Rule
144A Offering, did the amount of such
securities purchased by all of the
investment companies advised by the
Adviser and any sub-adviser exceed 25% of
the total of (x) the principal amount of
the offering of such class sold by members
of the selling syndicate to Qualified
Institutional Buyers, as defined in the
Rule 144A(a)(1) under the Securities Act
of 1933, plus (y) the principal amount of
the offering of such class in any
concurrent public offering?     NO

i.   Was an affiliated underwriter, a
direct or indirect participant in the
sale?                          NO